Exhibit 5.1

March 3, 2011

Mr. Kerry Tully, President Billet Finder, Inc. 1894 Clarence Street Sarnia, Ontario, N7X 1C8 Canada

Dear Mr. Tully:

We have acted as securities counsel to Billet Finder, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 3,525,000 shares of common stock, par value $0.001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada within the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Regards, SYNERGEN LAW GROUP /s/ Karen A. Batcher Karen A. Batcher, Esq. kbatcher@synergenlaw.com

DEL MAR OFFICE 12625 High Bluff Drive, Suite 111 San Diego, California 92130	Tel. 619.475.7882 Fax. 619.512.5184	SOUTH BAY OFFICE 819 Anchorage Place, Suite 28 Chula Vista, California 91914